Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

KKR & Co. Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $632,500,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	6.875% Subordinated Notes due 2065	457(r)	$632,500,000(1)	100.00%	$632,500,000	$153.10 per million	$96,835.75
				Total Offering Amounts		$632,500,000		$96,835.75

				Total Fee Previously Paid				N/A
				Total Fee Offset				N/A
				Net Fee Due				$96,835.75

(1) Includes $82,500,000 aggregate principal amount of 6.875% Subordinated Notes due 2065 (the “notes”) issuable upon exercise of the underwriters’ option to purchase additional notes from the Registrant solely to cover over-allotments, if any. The fee payable in connection with the offering relating to this exhibit has been calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), and paid in accordance with Rule 456(b) under the Securities Act.